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FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION:

                                    Jeannie Robison
                                    Director, Public Relations
                                    (256) 730-8066




   Intergraph Corporation Amends Its Shareholder Rights Plan



     HUNTSVILLE, Ala., March 8, 2002  - Intergraph Corporation

(Nasdaq: INGR) announced today that its Board of Directors has amended its existing Shareholder Rights Plan.

     The  Amended  Rights  Plan  is  intended  to  protect the

Company's  shareholders  against  coercive  or unfair takeover tactics,  to  provide  for  fair  and  equal treatment for all shareholders  if  an  unsolicited  attempt  is made to acquire

Intergraph,  and  to  ensure  that  any  prospective   bidders

negotiate directly with the Board of Directors. The Company is not  aware  of  any  present  effort to acquire control of the

Company  but  believes  that  the  Amended  Rights Plan should protect  shareholders  against  takeover  tactics  that do not provide all shareholders the full value of their investment.

     Shareholders  do not need to take any action at this time

to  receive  the  rights.  Existing  stock  certificates  will represent both  the  rights and the common shares.  Details of the  Amended  Shareholder  Rights  Plan  will be outlined in a letter that will be mailed at the end of March with the annual report  and  proxy statements to shareholders of  record as of

March 20, 2002.  A full copy of the Amended Rights Plan can be found at www.intergraph.com/investors.



Intergraph Background Information

     Intergraph Corporation is a worldwide provider of end-to-end technical solutions and systems integration. Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including process, power and offshore, public safety, utilities, communications, mapping/GIS, and earth imaging. Intergraph is headquartered in Huntsville, Ala., with offices worldwide. More information can be found on the Internet at www.intergraph.com.